I.

FEES FOR FUND ADMINISTRATION SERVICES:

The following fee schedule covers the preparation of quarterly schedules of investments (required by Form N-Q) for the first and third fiscal quarters of each fund ..

Annual Fee For Funds $8,000
Annual Fee For The Feeder Fund $2,000

II.

OUT-OF-POCKET EXPENSES - to the extent not paid by the Funds include, but may not be limited to:

•

Printer charges for EDGARization of reports and SEC filings

•

Legal fees, audit fees and other professional fees of the Funds

•

Supplies related to Fund records

I.

SPECIAL ARRANGEMENTS

Fees for activities of a non-recurring nature such as preparation of special reports will be subject to negotiation.

II.

TERM OF THE CONTRACT

The parties agree that the fee schedule shall remain in effect until December 31, 200 5 ..  The agreement will continue from year to year thereafter until it is revised as a result of negotiations initiated by either party.

III.

PAYMENT

•

The above fees will be charged against the fund’s custodian checking account five (5) days after the invoice is mailed to the fund’s address.

•

Fees for the initial filing will be charged at ½ of the annual fee.

•

Subsequent f ees will be billed and due immediately after the quarterly service has been provided.

•

SA Funds – Investment Trust		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Jennifer Fromm	By:	/s/ Bill C. Cox

Title:	Vice President & Secretary	Title:	Vice President

Date:	10/14/04	Date:	10/18/04